NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 14, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 03, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between STORE Capital Corporation and Ivory REIT, LLC, a wholly-owned subsidiary of Ivory Parent, LLC, affiliates of GIC, a global institutional investor, and funds managed or advised by Oak Street Real Estate Capital, a division of Blue Owl Capital, Inc. became effective before market open on February 3, 2023. Each share of Common Stock of STORE Capital Corporation was converted into USD 32.25 cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 03, 2023.